On October 20, 2023, The Interpublic Group of Companies, Inc. held a conference call to discuss its third-quarter and first-nine-months 2023 results. CALL PARTICIPANTS IPG PARTICIPANTS Philippe Krakowsky Chief Executive Officer Ellen Johnson Executive Vice President, Chief Financial Officer Jerry Leshne Senior Vice President, Investor Relations ANALYST PARTICIPANTS Adrien de Saint Hilaire BofA Securities David Karnovsky J.P.Morgan Benjamin Swinburne Morgan Stanley Michael Nathanson MoffettNathanson Steven Cahall Wells Fargo Securities Tim Nollen Macquarie Jason B. Bazinet Citi Julien Roch Barclays

2 COMPANY PRESENTATION AND REMARKS Operator: Good morning, and welcome to the Interpublic Group third-quarter 2023 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin. Jerry Leshne, Senior Vice President, Investor Relations: Good morning. Thank you for joining us. This morning, we are joined by our CEO, Philippe Krakowsky, and by Ellen Johnson, our CFO. We have posted our earnings release and our slide presentation on our website, interpublic.com. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern time. During this call we will refer to forward-looking statements about our Company. These are subject to the uncertainties and the cautionary statement that are included in our earnings release and the slide presentation. These are further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance. At this point, it is my pleasure to turn things over to Philippe Krakowsky. Philippe Krakowsky, Chief Executive Officer Thank you, Jerry. As usual, this morning, I'll begin with a high-level view of the quarter, after which Ellen will provide additional details. I'll conclude with updates on our agencies, to be followed by Q&A. Before getting to the business of the call, however, it seems not only appropriate but necessary to speak to our collective shock and grief in response to the terrorist attacks perpetrated in Israel and their aftermath. Thankfully, our colleagues in Israel are safely accounted for, though many are being called into service. We are also clearly in the midst of a humanitarian crisis in the region. So our thoughts go out to all innocent lives that have been impacted by violence, and those who remain in harm’s way. Given the scale of our operations in Israel, we’ll also spend a bit more time later in the call discussing the implications on IPG’s business. Turning to 3Q performance, starting at the top with revenue, results did not measure up to expectations. The organic change of our revenue before billable expenses was a

3 decrease of 40 basis points. For the first nine months of the year, our organic decrease is therefore 80 basis points from a year ago, inconsistent with a trailing-three-year growth of 15.7%. The same factors that we’ve discussed as having impacted the first half of the year continued to weigh on the third quarter. These are, in order of magnitude, the decrease in client activity in the tech & telecom client sector, which has been evident across our industry this year, and the under-performance of our digital specialist agencies. Decreases in both of these areas were at about the same scale as we identified in the second quarter and together they weighed on our third-quarter growth by approximately 3.2%. As we have spoken to in recent quarters, major marketers in the technology sector are consumers of our core services. And, as a sector, their budgets this year have seen significant cost-cutting, in line with broader austerity efforts at those companies. While it’s challenging to call the timing of the upturn in their marketing spend, we do believe that the current pressures on this sector will abate, since these market leaders will need to return to growth mode. Another key factor negatively impacting our results is the broad concern among marketers related to macroeconomic conditions, which we have identified in our previous calls this year. Economic concerns have translated into what is now an unmistakably more cautious tone in the business. We saw those headwinds take several forms, including pauses in certain planned activities, fewer and generally smaller project opportunities and a slower-than-anticipated pace in conversion and on- boarding of new business. Notwithstanding those challenges, it’s worth noting that we did see progressively better performance from month to month during the third quarter, with growth in September. We also saw aggregate growth among our top-20 clients in the quarter. We continue to anticipate that the new business that we have won across the first part of this year will be more visible in our results going forward. And, as was announced yesterday, we were pleased to see General Mills tap UM as their global media agency of record. UM will handle all strategy, planning, buying, analytics, performance and commerce efforts across 36 markets for this important client. It’s also worth highlighting that, in the quarter, we continued to see growth in areas of the business that have been key drivers of success for us over a number of years, namely our media offerings, which performed very strongly, and the healthcare sector. In addition, we had solid growth in sports & entertainment marketing, public relations and our experiential offerings. Six of our eight client sectors grew during the quarter, as has been the case in the nine months year-to-date. We were led in the quarter by the strong growth of auto & transportation, followed by our “Other” sector of diversified industrials and public- sector clients, the financial services and healthcare sectors. Healthcare grew in the quarter, though not at the more robust levels we had expected. The food & beverage and consumer goods sectors also increased in Q3. We had a slight decrease in the retail sector. The tech & telecom sector decreased in the high-teens on a percentage

4 basis. An this is not only due to the larger trend in the sector, but also to a significant client loss at McCann. Regionally, we saw organic growth in the quarter across the U.K., Europe, Latin America and our Other Markets group. The U.S. and Asia Pacific regions decreased. Lower revenue in the U.S. was predominantly due to the sector- and agency-specific challenges we’ve called out. As we looking ahead to the balance of this year, the geopolitical situation in the Middle East adds a degree of uncertainty to our business. Our operations in Israel include the full range of creative, marketing services and media offerings, and they represent approximately one percent of total IPG global revenue. As you’d expect, economic activity in the country is at a standstill, which has already begun to have an impact, during what it is seasonally the business’s largest quarter. The developing geopolitical crisis is, of course, foremost a human concern, and our top priority is to do what we can to support our colleagues in the region. But, in the context of this call, we did feel it was necessary to point out that it will also have some business implications. Turning to segment performance, Media, Data & Engagement Solutions grew organically by 50 basis points in the quarter. We continued to see very strong growth at our media offerings, but that was again largely offset by challenged results at our digital specialty agencies. Our segment of Integrated Advertising & Creativity Led Solutions decreased 4.1% organically, as the tech & telecom client sector and a more cautious spending climate weighed on our more traditional consumer advertising agencies. FCB’s strong performance in the quarter was a notable exception, powered by its strategy of incorporating data-informed, audience-led thinking into its core creative offering. Our segment of Specialized Communications & Experiential Solutions grew by 6.5% organically. The quarter was highlighted by increases in sports & entertainment, experiential and public relations. Turning to an overview of expenses and margin, operating discipline continued to be a strength and was fully in evidence during the quarter. Third-quarter adjusted EBITA margin was 17.2%, up from 15.5% a year ago. Across the group, we are effectively managing our flexible operating model, which you can see in our expenses for temporary labor, performance-based incentive compensation and SG&A. Total headcount decreased by 1.5% percent from a year ago. Occupancy expense decreased as well, as we continue to benefit from actions taken on our real estate portfolio, and other variable expense such as travel were a source of operating leverage. Our diluted earnings per share in the quarter was $0.63 as reported and was $0.70 as adjusted for intangibles amortization and other items. During the quarter, we repurchased 2.6 million shares, returning $91 million to shareholders. That brings our share repurchases for the nine months to 6.1 million shares, using $219 million.

5 The strength and strategic relevance of our offerings is evident in our new business wins year-to-date and our long-term record of organic growth. That said, we had anticipated that the puts and takes in Q3 would have netted to better revenue performance than reflected in our results today. And I’ll do more to unpack that for you in my closing remarks. Turning to our outlook for the remainder of the year, given the trends we have called out for you since the beginning of the year, the fact that macro conditions have become more challenging, as well as the incremental impact of geopolitical uncertainty, we believe organic revenue performance for the fourth quarter will come in at approximately 1% growth. Nonetheless, we remain committed to our margin goal for the year of 16.7%. Our current level of performance is not up to the standards we’ve set over many years. We’ll therefore be looking to close this year as strongly as possible and, specific to identified areas of underperformance, also assess structural internal solutions to improve our growth profile. At this point, I’ll hand the call over to Ellen for a more detailed review of our results.

6 Ellen Johnson, Executive Vice President, Chief Financial Officer: Thank you, Philippe. As a reminder, my remarks will track to the presentation slides that accompany our webcast. Beginning with the highlights on slide 2 of the presentation, our third-quarter revenue before billable expenses, or net revenue, increased 60 basis points from a year ago, with an organic decrease of 40 basis points. Our organic decrease was 1.2% in the U.S., while we grew 1.1% organically in our international markets. Over the first nine months of the year, our organic revenue decrease was 80 basis points. Third-quarter adjusted EBITA was $397.2 million, an increase of 11.5% from a year ago, and margin was 17.2%. Our diluted earnings per share in the quarter was $0.63 cents as reported and $0.70 cents as adjusted. The adjustments exclude the after-tax impacts of the amortization of acquired intangibles and non-operating losses on the sales of certain small, nonstrategic businesses. We repurchased 2.6 million shares during the quarter and 6.1 million shares in the year’s first nine months. Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. Turning to third-quarter revenue in more detail, on slide 4: • Our net revenue in the quarter was $2.31 billion. • Compared to Q3-22, the impact of the change in exchange rates was positive 70 basis points, with the U.S. dollar weaker against the euro, pound and several LatAm currencies compared to last year, but stronger against most currencies in AsiaPac and the Canadian dollar. • Our net acquisitions added 30 basis points. • Our organic decrease of revenue before billable expenses was 40 basis points. • For the nine months, our organic decrease was 80 basis points. The performance of our segments is at the bottom of this slide. • Our Media, Data & Engagement Solutions segment grew organically by 50 basis points. We had very strong global growth at our media businesses, though that was largely offset by the continued underperformance by our digital specialist agencies. • Our Integrated Advertising & Creativity Led Solutions segment decreased organically by 4.1%. Lower revenue from clients in the tech & telecom sector and a more challenging macro environment was felt broadly across our more traditional, consumer-facing agencies.

7 • At our Specialized Communications & Experiential Solutions segment, organic growth was 6.5%, with growth across our sports & entertainment, public relations and experiential disciplines. Moving on to slide 5 and organic net revenue growth by region: • In the U.S., which was 65% of our revenue before billable expenses in the quarter, our organic decrease was 1.2%, against 4.4% growth in last year’s third quarter. o Decreases among tech & telecom sector clients and a more cautious macroeconomic environment continued to weigh on our performance, notably at our digital specialists and at most of our creatively led agencies. o We had strong growth at our media offerings, followed by increases at our sports & entertainment, experiential and public relations disciplines. • International markets, which were 35% of our net revenue, grew organically 1.1% in the quarter, on top of 7.8% a year ago. o The U.K., which was 8% of net revenue in the quarter, grew 2.2% organically, on top of 4.9% a year ago. Growth was led by IPG Mediabrands, McCann and FCB. o Continental Europe, which was 8% of net revenue, grew 3.9% organically in the quarter, compounding last year’s 4.7% growth. We were led by growth in Spain and Germany, as well as by increases in smaller national markets. o AsiaPac was also 8% of net revenue in the quarter. Our organic decrease was 5.0%, compared to 5.6% growth a year ago, due to decreases in Japan and China. o In LatAm, which was 5% of net revenue, our organic growth was 5.7%, on top of 19.8% a year ago, with increases across all national markets, led by Colombia and Argentina. o In our Other Markets group, which is Canada, the Middle East and Africa, we grew 1.2%, on top of 10.6% a year ago. Moving on to slide 6 and operating expenses in the quarter: • Our net operating expenses, which exclude billable expenses, the amortization of acquired intangibles and restructuring adjustments, decreased 1.5% from a year ago, compared with the growth in reported net revenue of 60 basis points. • The result was adjusted EBITA margin of 17.2%, an increase of 170 basis points from a year ago. • As you can see on this slide, our ratio of total salaries & related expense as a percentage of net revenue decreased by 110 basis points, to 66.3% from 67.4% in last year’s third quarter. o Compared to last year, we de-levered on our expense for base payroll, benefits & tax, while our expense for temporary labor, employee

8 incentive compensation and severance decreased as a percent of net revenue. Each of these ratios is shown in the appendix on slide 31. o Headcount at quarter end was 57,700, a decrease of 1.5% from a year ago. • Also on this slide, our office & other direct expense was 13.8% of net revenue, compared with 14.3% in Q3-22. Underneath that improvement, we continued to leverage our expense for occupancy and “all other” office & other expense. • Our SG&A expense was 70 basis points of net revenue, an improvement of 10 basis points. On slide 7 we present the detail on adjustments to our reported third-quarter results, in order to provide better transparency and a picture of comparable performance. This begins on the left-hand side with reported results and, from left to right, steps through to adjusted EBITA and our adjusted diluted EPS. • Our expense for the amortization of acquired intangibles, in the second column, was $21.0 million. • The adjustment to previous restructuring actions was a credit of $600,000. • Below operating expenses, and shown in column 4, we had a loss of $12.1 million in “other” expenses that was due to dispositions of a few small, nonstrategic businesses. • At the foot of this slide, you can see the after-tax impact per diluted share of each adjustment, which bridges our diluted EPS as reported at $0.63 to adjusted earnings of $0.70 per diluted share. Slide 8 depicts similar adjustments for the nine months. Our diluted earnings per share was $1.64 as reported and $1.81 as adjusted. As a reminder, reported and adjusted EPS for the year-to-date period includes the benefit of $0.17 per share recorded to our tax provision in this year’s second quarter. On slide 9 we turn to cash flow in the quarter: • Cash from operations was $242.7 million, and operating cash flow before working capital was $365.4 million. As a reminder, our operating cash flow is highly seasonal and can be volatile by quarter due to changes in the working capital component. • In our investing activities we used $48.6 million, essentially all of which was towards cap-ex in the quarter. • Our financing activities used $225.5 million, mainly reflecting capital returned to shareholders. • Our net decrease in cash for the quarter was $52.7 million. Slide 10 is the current portion of our balance sheet. We ended the quarter with $1.57 billion of cash and equivalents and $102 million in short-term marketable securities, to be held to maturity, which is before year-end.

9 Slide 11 depicts the maturities of our outstanding debt. As you can see on this schedule, total debt at quarter end was $3.2 billion. That includes our $300 million 10- year note, which we issued in June to prefund our $250 million maturity in April of next year. Thereafter, our next maturity is not until 2028. In summary, on slide 12, our strong financial discipline continues, and the strength of our balance sheet and liquidity means that we remain well-positioned both financially as well as commercially. And with that, I’ll turn it back to Philippe.

10 Mr. Krakowsky: Thanks, Ellen. Without question, organic revenue performance to date this year is not consistent with our expectations or our long-term track record. We continue to be in-market with relevant and compelling offerings that are helping marketers accelerate growth and deliver business outcomes, and that has translated to new business success year-to- date. Now, for many of you who have been with us over a period of years, you know that we were among the first to embed digital capabilities across media, healthcare and many of our marketing services, as well as recognize the importance of integrated services in an increasingly complex consumer ecosystem. Similarly, we were early to understand the growing importance of data resources and first-party data capabilities at scale as key tools to power the success of our clients. Given the very rapid rate of change we are all experiencing, we continue to further evolve our offerings, investing in ways that help brands compete in a dynamic world of new technology platforms and empowered consumers. This work has meant that increasingly large portions of our portfolio are better oriented to secular areas of growth. Consistent with that objective, during the quarter, we launched our Unified Retail Media Solution, which is a dedicated business unit within Mediabrands. It helps clients manage their investments across all retail media networks, one of the fastest-growing advertising channels. That solution is already helping brands maximize their media investments across all of the retail channels in real time in order to drive next-best business outcomes. Earlier this week, we also launched Real ID in the cloud, a tool powered by Acxiom and piloted at FCB, that modernizes identity resolution and addresses an industry need for identity tools in a post-cookie world. Built on ethically sourced data that prioritizes consumer privacy, Real ID creates the opportunity for us to do the kind of intelligent, data-driven work that we’ve been doing in media for some time across all marketing channels and disciplines. Our AI Steering Committee, which includes leaders from across our network, continues its work overseeing strategic partnerships and sharing use cases across the Group. As you know, we have been using machine learning and other AI tools in our data and media business for a number of years. With hundreds of new AI pilots underway across the Company, we’re tracking a subset of promising programs with a particular focus on three new areas. First, using AI to generate content, including text, images, audio and video in our ideation and creative processes. Second, AI as a tool to uncover strategy, insights as well as business trends that can help our clients and their brands. And finally, piloting the use of intelligent chatbots to automate tasks like program recommendations and other key steps on consumers’ e-commerce journeys.

11 Given the impact AI will continue to have on all businesses, including ours, we are fully engaged with leading AI innovators, which is Adobe, Amazon, Google, Microsoft, NVIDIA and Salesforce. For example, during the quarter, NVIDIA worked closely with us, and specifically with our PR agencies, to incorporate AI-enabled processes into earned media and corporate communications workflows. And just to step back and talk a bit again about our reporting segments in some detail, as discussed earlier, within the MD&E segment, we had very strong growth at our media offerings, but that continued to be largely offset by the challenges within our digital specialty agencies. Notably, during the quarter, we brought three distinct Mediabrands companies, Kinesso, Matterkind and Reprise, under the KINESSO banner and brand to create a unified, tech-driven performance unit that enhances the effectiveness, efficiency and simplicity of media activation that is end-to-end across that value chain. And, as mentioned earlier, General Mills is another great piece of news at Mediabrands. During the quarter, Acxiom announced that its InfoBase consumer insights and audiences are now available in cloud data exchanges, and received a Salesforce partner innovation award for work it’s doing with its Heathrow client. The company also recently launched Acxiom Health, which is its latest vertical offering, and provides advertisers with quality audiences that spans both consumers and healthcare providers, with more effective reach and precision. At Huge, the agency had a number of wins with their new suite of consultative products tailored to specific client business problems, which allows them to delivery strategy to execution very rapidly and effectively. The agency also expanded its relationship with Darling Ingredients, which was begun earlier this year, with a significant design & build project. On the product development side, Huge launched what it calls its AI opportunity mapper product, which helps clients anticipate the big shifts that GenAI will have in their specific industry and identify opportunities for growth across near-, mid- and long-term horizons. And looking at R/GA, the agency announced new business wins in the U.S. for Bloomberg and the BBC; and in LatAm for Banco Safra, which is Brazil’s premier financial institution. R/GA also launched the Associates program, a unique approach to fractional hiring that offers flexibility and emphasizes adaptability and creativity. And the agency’s work for clients like Procter & Gamble and the Ad Council was recently recognized as a finalist for Fast Company’s “Innovation by Design” Awards. Within the IAC segment, as we mentioned, tech & telco weighed on our more traditional consumer advertising agencies, but FCB was a notable exception to that. The network is playing a key role in our integrated Pfizer team and also expanded relationships with existing clients and new clients, which is Diageo, Danone and Upfield in global markets. IPG Health’s focus on creativity, technology and data continue to be key to their clients, and during the quarter, the network launched the industry’s first clinical trial diversity offering, designed to help pharma and healthcare companies ensure more inclusive treatment innovations.

12 Last month, following a competitive pitch process, IKEA chose McCann as its first global brand marketing partner. Domestically, T.J. Maxx hired McCann as its creative AOR, and Reckitt’s Durex brand named MRM and McCann as brand leads in Europe and the U.S. In addition, the network launched McCann Content Studios, its new global hub for social and creator services. MullenLowe retained the DHRA account, which is the arm of the U.S. Department of Defense focused on military recruitment across all service branches. This renewal is for five years, with an expanded remit that includes advertising, CRM, database management, integrated media, social, digital and PR. Our SC&E Solutions segment as we mentioned saw growth across all disciplines. Following a strong new business track record year-to-date, in Q3 Golin won new business including Eve Air Mobility; Tapestry, the luxury brand holding company that owns Coach and Kate Spade; as well as Neutrogena, the Kenvue skincare brand. Momentum grew strongly with core clients, including Verizon and Nike, and brought on a number of new clients, notably John Deere. Most recently, the company secured three AI patents for the machine learning of experiences, which makes them the first agency to do so in their area of expertise. Octagon signed the ACC as a new client at their industry-leading media rights division. And the agency won new client brands, including Hilton Hotels and Powerade, as well as working with current clients Budweiser, Mastercard and Unilever to manage activations at major global sporting events. At Jack Morton, Vivi, the agency’s diversity-driven inclusive marketing practice, posted wins and new work with the NBA and TIAA. There were also additional new client adds with Paramount+ and Comcast and a largescale reinvigoration of ESPN’s SportsCenter. Weber Shandwick saw growth in the health sector and in its government and public policy work. On the new-business front, notable wins included Dollar Shave Club and a significant new assignment with the CDC. The network also expanded its predictive analytics + intelligence capability with the rollout of a new proprietary solution that measures the impact of earned media. Despite these highlights from across the portfolio, as you can see from our results, the third quarter didn’t unfold along the lines that we envisioned when we spoke with you in July. At that time, we had shared our view of a second half inflection point for stronger growth, driven by several factors. One was the accelerating growth of our media business, which did materialize, with notably stronger performance in the third quarter than we’d seen earlier in the year. We had also looked forward to a similar trajectory in our healthcare vertical. And while healthcare did grow in the quarter, across the category, it was not at the level we had anticipated. However, with new business coming online stronger in Q4, we do see health returning to its more typical rate of revenue growth. And, as I mentioned earlier, during Q3, while we saw the impact of new business coming onstream, it was slower to convert than the rate that we had foreseen.

13 Therefore, when we look to the fourth quarter, as mentioned earlier, and this is historically our largest due to seasonal factors, as you all know, we believe organic revenue performance will come in at approximately 1% growth. And also, to reiterate, we remain committed to our margin target for the year of 16.7%, 10 basis points ahead of last year. We’re going to stay focused on closing the year as strongly as possible, but, as I mentioned earlier, we’re also, specific to areas of underperformance, assessing structural solutions to improve our growth profile. And an important, additional area for value creation is our long-standing and continued commitment to capital returns, which has been underscored by the execution of our share repurchase plan and consistent dividend growth over time. These remain important priorities for us going forward. As always, we thank you for your time and attention. And with that, let’s open the floor to your questions.

14 QUESTIONS AND ANSWERS Operator: . . . . Our first question is from Adrien de Saint Hilaire with Bank of America. You may go ahead. Adrien de Saint Hilaire, BofA Securities: Yes, good morning, everyone. Thanks for giving me the opportunity. Philippe Krakowsky, Chief Executive Officer: Hey, Adrien. Mr. de Saint Hilaire: Hello, Philippe. Couple of questions, please. So first of all, can you help us quantify the impact of the tailwinds that you alluded to from new account wins, from perhaps recovery in tech into 2024? And then a second question for Ellen. So, clearly an amazing job this year in terms of protecting the margin. Is there a risk that, as growth resumes next year, and as you onboard new clients, we see cost growth effectively exceed revenue growth in 2024? Thank you very much. Mr. Krakowsky: I will take the one you gave me, and then a little bit of the one that you sent to Ellen, if I may. I don’t know that we can quantify the tailwinds for ’24 because we’re not through to the end of the year. So, we’re clearly from a net-new-business perspective, as we sit here this year, positive, and there are still a few fairly sizable opportunities out there for us to go get. But we do think that we’ll be heading into ’24 with the benefits of the wins from this year. And then, unfortunately, some of the benefits of the fact that there has been a little bit of a slowdown in terms of onboarding them. But I don’t think we can give you a quantified number for that quite yet. And then, I think that, as I mentioned in passing, when you think about third quarter, there was an expectation on our part that on just the — the kind of work that you pick up course of business, not the sizable opportunities out there — that isn’t converting at the rate at which we’re used to seeing. So that’s something we’re just going to have to monitor through the end of the year, so that we can then give you line of sight into how we are going into ’24. And then I’ll hand over to Ellen. But, I’ll obviously point out that when there’s growth, we do grow margins. So as we return to growth, I’m not sure that the cost question should be a concern. Ellen Johnson, Executive Vice President, Chief Financial Officer: No. Just to add to Philippe’s comments, we’ve been very disciplined about not hiring ahead of revenue, as well as being able to really — as you’ve seen, this year included — really manage a flexible cost structure. So we do see the ability to continue to increase our margins.

15 Mr. de Saint Hilaire: Thank you, both. Mr. Krakowsky: Thank you. Operator: Thank you. The next question is from David Karnofsky with J.P.Morgan. You may go ahead. David Karnovsky, J.P.Morgan: All right. Thank you. Philippe, you noted that IPG would assess internal structural solutions to improve growth. I wanted to see if you could expand on what that means, exactly. And then, just regarding the commentary you gave on healthcare before and that not performing as expected in Q3, was that largely related to new business? Or were there other factors and just, new account wins aside, how do you assess the health of that vertical? Philippe Krakowsky, Chief Executive Officer: I’ll take them in reverse order, if I may. So, health: as you know, a very, very strong performer for us over a long period of time. I think there was a period in which it was probably 14% or 15% of our overall revenue, and it’s now likely twice that. And, long- term, we see it as a sector that still sets up well for growth. So that’s a strength in terms of our asset and business mix. What it didn’t do this quarter is what I was actually just referring to in Adrien’s question, which is, some of the TBG conversion in the non-high-profile opportunities was not at the rate at which we expect from them. And yet, as we look at fourth quarter and what has been brought in, we think it will get back to the levels that we see from a strong performer in the Group. And in terms of healthcare, anything else? I guess there were one or two, but it’s course of business, where you have a drug that has a lot of expectancy attached to it, where there is going to be a meaningful budget, where it fails late in an approval process. But that’s something we do factor in. We did happen to see one or two of those in the quarter. Now, relative to your first question, I do think it bears going in to a bit more detail. So, how I would frame it up for you is this: the comment is specific to parts of the portfolio that have been underperforming and have been taxing overall performance this year. And if you think about the long-term history of those digital specialty assets, it’s one where they have successfully gone through cycles of transformation every four or five years. So as we headed into the year, to us that meant there was a reason to be supportive as they looked to make the necessary adaptation.

16 But sitting where we are now, if you look at the weighting to technology clients that they have, and then the speed of change in the operating environment, this has made it an especially difficult time, both for what they do and for them to essentially reboot or reinvest. And then when it comes to tech specifically, I don’t know that any of us have seen it retrench to the degree we’ve experienced or for this long — this prolonged — a period of time. So we clearly have to ramp up the urgency on this front and be open to a broader range of solutions. And of course those are conversations that involve the leaders of those operations, as you would expect, and that are ongoing. It’s not something that we’re in a position where I can say to you right now, here’s what we’re going to do or not. But if you wanted sort of a broad guideline, if you look at our strongest performers across the portfolio — so the framework for what success should look like, and I think that could be helpful, whether it’s a healthcare or Mediabrands — you have a coordinated approach to how you go to market. You benefit from scale. You’re looking for ways to share complementary skillsets and identify very clearly where the centers of excellence sit across multiple units. And I think it’s all in the service of making it simpler for clients to engage with us. So I think those are the guidelines for us. I think we’re going to look to define a way forward in terms of putting something into effect with a number of those assets as we head into ’24. So I hope that frames it up for you, David, but I can’t give you a definitive answer. Mr. Karnovsky: That’s helpful. Thank you. Mr. Krakowsky: Please. Operator: Thank you. The next question is from Ben Swinburne with Morgan Stanley. You may go ahead. Benjamin Swinburne, Morgan Stanley: Thanks. Good morning. Philippe Krakowsky, Chief Executive Officer: Hey, Ben. Mr. Swinburne: Philippe, thanks for all the color earlier on the different segments, headwinds and tailwinds. I was wondering if you could just spend a minute — you know, every agency holding company kind of reports differently, as you know. So it’s hard to compare. But we try anyway. Your IAC segment, which does not include R/GA and Huge, it’s down 4.5% year-to-date. You talked about the healthcare business, that’s still growing. You mentioned an account loss in McCann in your prepared remarks. But do you think, is there sort of an underlying share erosion happening here, or is this just creative is just

17 a tougher business? I mean we know it’s a tough business, tougher than it used to be. But just any more high-level comments on how you’re feeling about the assets within that group, because that’s obviously — not including the digital specialty agencies? And then just a question around AI, which was maybe everyone’s question back in January and February. How much of an investment priority is that for you guys internally? Because protecting margins and margin expansion is something people obviously want and expect from IPG, but I’m sure you’re also keeping your eye on the long game here and not wanting to miss anything as it relates to investing in tech and talent, particularly on the AI front. Thanks. Mr. Krakowsky: On your first question, I think that across the industry, over the last year or more in fact, you’ve seen folks call out that the more “traditional consumer advertising” portion of all of our businesses is under some stress, as you put it. So within IAC, you’ve got our healthcare business, which we spoke about. You’ve got FCB, which again I think we did speak to, how they have leaned into incorporating data and precision thinking, sort of an audience led approach, and marry it up to a very, very creative offering. And so for us, the rest of what is in that grouping is a McCann, which is on that same path, and then a group of a portfolio of U.S. independent agencies, where we do — again, I think need to look a bit at, you know, sort of part of the answer that I shared with David around, you know, what does this scale look like? Are we clear about centers of excellence? How do we get complementary skillsets working together? And what’s a simpler way for clients to engage there and for us to be, you know, have a flying formation for that grouping? So I think IAC definitely needs — not unique to us, right? As you called it out, that’s a part of the business where I think everybody is thinking about what’s the right way to integrate that. When you take creativity and as part of an integrated offering, it’s definitely much more powerful. And then on the AI question, it is an investment priority. It has been for some time, as I said to you, because whether it’s inside of Mediabrands or at Acxiom, it’s quite a bit of what we’ve been doing there. And ways in which AI is going to make it possible for us to get more done for clients: we’ll work smarter and take a lot of processes we have. So from an efficiency point of view, it’s clearly going to be a boon. But we also think it’s going to open up opportunities, too. You know, there so much demand for content at this point, given how many channels there are and how complex the consumer journey is across this incredibly fragmented tech ecosystem, that we still see opportunities to also have it be a revenue generator. So as I said, we’ve got an AI task force that has a handful of the top leaders from across the Group, and that’s probably going to then becomes something that gets leadership at the center here. And we prioritize investment that way. Mr. Swinburne: Thanks a lot.

18 Mr. Krakowsky: Thank you. Operator: Thank you. And the next question is from Michael Nathanson with MoffettNathanson. You may go ahead. Michael Nathanson, MoffettNathanson: Thanks. Hey, good morning, Philippe. How are you? A Philippe Krakowsky, Chief Executive Officer: Hello, Michael. Alright. Mr. Nathanson: Okay, so this is a long running Q&A we’ve been having. I guess, when you get under — Mr. Krakowsky: I might know what the question is. Mr. Nathanson: Okay, is that all? When you look at Media, Data & Engagement — and backing away R/GA, Huge, just taking it out — you know, we’re used to you guys growing top of the leaderboard. And this year’s been a struggle, we know that. But I wonder, when you look at some of your competitors, those who have bought data assets and those that have not, look at what’s happening under your hood, what do you think about this strategic pivot that you made? What is slowing down, maybe, the growth ex those digital specialist assets? And is this something that you think, you know, strategically is on the wrong foot? Or is this execution? Because we see other companies just growing faster. And I know your comps are hard, but I wonder what do you think about the decisions you’ve made to get here? Is this just basically a tough year that bounces back next year? Mr. Krakowsky: Look, we’ve got a terrific media offering, to your point. And I think that’s been clear both in what we keep saying about the performance there and in the new business performance year-to-date if you consider major pitches from Geico at the early part of the year all the way through General Mills, which was yesterday. That said, I will — I think you’re clear you have a point-of-view — and it could very well be that we are missing out on additional source of growth there, right? So I think the question has come up before. It’s a very valid question. And we clearly have to be open to exploring every avenue for delivering value to our clients, and that includes our trading model. By which I mean how we buy media on their behalf. So clients value products, and results. We’re very strong in that regard. They also value efficiency. And we have to deliver on both sides of that equation, on both fronts. So I think that, like you said, it’s been a conversation we’ve had on a call like this one, and then when we’ve met independent of this. And we’re looking very hard at our model within the

19 media component of this for that reason. Because you’re right: there’s no upside in leaving growth on the table. Mr. Nathanson: Got it. And then can I ask one to Ellen? Billable expenses — I know there’s no media there, given what we know — the growth was pretty strong this quarter. Can you tell us what was that tied to? Ellen Johnson, Executive Vice President, Chief Financial Officer: Sure. I think it’s consistent with the growth you saw in our SC&E segment. Mr. Nathanson: Okay. Some net it out, some don’t, clearly. Ms. Johnson: Those billable expenses are predominantly associated with that segment. And that segment grew nicely, so — Mr. Nathanson: Thank you, guys. Mr. Krakowsky: Thank you. Operator: Thank you. The next question is from Steven Cahall with Wells Fargo. You may go ahead. Steven Cahall, Wells Fargo: Thank you. Good morning. So, Philippe, you talked about the 3.2-percentage-points growth drag from tech and telco and digital, and I don’t think that was too new from Q2 to Q3, because we’ve talked about that a lot this year. And same with the macro concerns. I just know we’ve been talking about those this year. So my question is, what has changed most from your perspective over the last three months? It seems like the business did deteriorate in some ways versus your prior expectations. I think we’re trying to understand, what of that is idiosyncratic related to a lot of the agencies you’ve talked about? And then, what might be just more broad-based that can really flow and extend into a great deal of next year? So, just love to have some incremental color on what’s changed the most more recently. And then, Ellen, you said you’re not hiring ahead of revenue. A lot of the labor market stats indicate things are pretty tight, but I’ve seen a lot of industry trade reports that there’s also a lot of headcount reduction. So when you look at the labor market today, do you think it’s a buyer’s market for the skills you need, or is it a seller’s market? Thank you. Philippe Krakowsky, Chief Executive Officer: Let me unpack that because I think most of the pieces are out there, to your point. So

20 the tech, telco and the specific entities within our world that, as I’ve said, are taxing our performance is not new news. Over the normal course of business, there’s always revenue to be generated. And I think your budget, your existing book, and then that TBG, and the operators are accountable for both creating those opportunities and converting those opportunities with existing clients, as well as winning ones with new clients. And I think that the incremental drag in Q3 was really there and, to a much lesser extent, that some of the larger new business did not ramp at the pace that we anticipated. I’d say that we don’t like to see the delta, because we’ve obviously been on the other side of that for some time, but I don’t see that the delta to our key competitors has changed over the course of this year. And so there is some of what’s been on this call, which is things we talked about, what I just mentioned to you, and then potentially the question Michael asked around media, a client-mix question, or perhaps there’s to some degree asset mix. Positive to us over time; now clearly there is, you know, one competitor who, credit to them, is benefiting from asset mix. But I don’t know that there’s anything seen outside of those that gets me to a dramatically different perspective. Ellen Johnson, Executive Vice President, Chief Financial Officer: And then looking at our workforce, if you’re looking for broad-based trends, based upon your question, if I go back post the pandemic, you know, labor was tight; attrition was high. Those trends have attenuated. But we’re not one business, as you know. We are many businesses, and we recruit many different types of talent. So where the skill sets are more scarce, there is that supply and demand mix, but we have — it’s truly a great labor force in our talent, and so we are very competitive in that regard. But the broad-based trends that were called out in a post the pandemic, those have attenuated. Mr. Cahall: Thank you. Mr. Krakowsky: Thank you. Operator: Thank you. And our next question is from Tim Nollen with Macquarie. You may go ahead. Tim Nollen, Macquarie: Hi, Philippe, Ellen. Thanks very much. I wonder if you could give a little bit more explanation around the new-business trends. You’ve said it two or three times on this call that you’ve seen some, I guess, delays, in the conversion and onboarding of some of the wins that you’ve been talking about for a little while was supposed to come through in the second half. I mean, maybe this happens sometimes, I just don’t really recall that occurrence before. I wonder if you can explain, is it part of these new clients seeing these slowdowns and worrying about spending in the fourth quarter and just

21 sort of deciding to go slower? Or is it a change in the scope of work that’s coming on? Just hadn’t really heard that commentary before. And relatedly, the General Mills win sounds pretty big. I didn’t check the numbers. I wonder if you could help us maybe scope out, of the long list of wins that you’ve had in the last several months, which are the biggest ones? Thanks. Philippe Krakowsky, Chief Executive Officer: I think on the large headline wins, that the onboarding of those at a modestly lower, slower pace is not the key driver. It’s what Steven was just asking about around, you know, I think that it’s the TBG conversion that I would really point to in Q3. And then in terms of scale, I think that we’ve got quite a few. I mean, so from GEICO; I think General Mills is at the scale of a GEICO. Bristol Myers Squibb is maybe modestly smaller than that. Constellation Brands is sizable. They do cluster into the media sector. And then Pfizer is very large, and is probably different in that clearly it was integrated across creative, the health and medical communications and expertise and public relations. And some are global, one like that or General Mills, whereas, you know, a Geico or a Constellation Brands are domestic. But I do think that, as I said, it’s not the scale. We have one of the larger wins that is onboarding a bit more slowly than anticipated, but, broadly speaking, it’s the TBG conversion. Mr. Nollen: Thanks. Mr. Krakowsky: I mean, Ellen can, at some point we can break down for you, given, as she said, it’s a lot of businesses inside a business, and a lot of them are project businesses. So where we drive new business is still significantly in the day-to-day converting of work, at a much more local level. Operator: Thank you. The next question is from Jason Bazinet with Citi. You may go ahead. Jason B. Bazinet, Citi: Just had a quick question on the tech & telco weakness that you called out: when do we begin to lap that? Would you say that’s a second-quarter event? I think that’s the first quarter I remember, or is it more Q1 of next year? Philippe Krakowsky, Chief Executive Officer: Well, I think tech specifically, we would have been largely through it, but, as I did call out, we had a significant loss at McCann in the telco space, which is then going to extend that into next year. And then, I don’t think health falls into the same category. You know, I think health is really just — we expected more from that sector this quarter than we’ve seen. But that’s not a long-term hit-into-next-year drag.

22 Mr. Bazinet: Okay. Thank you. Mr. Krakowsky: Thank you. Operator: Thank you. Our next question is from Julien Roch with Barclays. You may go ahead. Julien Roch, Barclays: Yes. Good morning, Philippe. Good morning, Ellen. Thank you for taking the question. Two, if I may. I was hoping you could give us the number of employees at Huge and R/GA today. And the second question is, margin versus growth next year? So, Publicis is doing 5% topline growth and Omnicom 4% for the full year. They make their numbers in Q4 on flat margin. Either their costs including employees is up 4-5% while yours are flat. So, as talent and this investment intake is key to growth in agency land, could that be an issue for next year? Philippe Krakowsky, Chief Executive Officer: I don’t know that we would break out the by-unit employee numbers. I think the second question is a good question. And to Ellen’s point earlier, we are running a portfolio of businesses. And, as you can see, a number of them, quite a few of them, whether it’s media, health, a lot of the experiential PR businesses, are performing well for us. And others are going through some challenges. So I don’t know that you approach the comp component of it similarly across the board, and we haven’t for quite a few years. So we’ve been finding talent in the growth businesses, which means that we’re able to compensate them appropriately. And when you look at the model as it is now, you see a number for us, which is an all- in number, and it averages out. But what you’re seeing in there are a range of outcomes or a range of realities. And making sure that we are rewarding and investing in the folks who are driving the performance, and who are the strong performers, shouldn’t be an issue. And there’s clarity across our Group and all of our operators in terms of how their incentives are very, very directly aligned to our results and what we’re accountable to you all for. People understand where and how they are earning the compensation. So I don’t see that as a meaningful concern. Mr. Roch: Okay. Thank you. Mr. Krakowsky: Thank you.

23 Operator: Thank you. And that was our last question. I’ll now turn it back to Philippe for any final thoughts. Philippe Krakowsky, Chief Executive Officer: Thank you, Sue. Again, thank you all for the time, and we look forward to sharing better news with you in February. Operator: Thank you. This concludes today’s conference. You may disconnect at this time.

24 Cautionary Statement This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements regarding goals, intentions and expectations as to future plans, trends, events, or future results of operations or financial position, constitute forward- looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “intend,” “could,” “would,” “should,” “estimate,” “will likely result” or comparable terminology are intended to identify forward-looking statements. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results and outcomes to differ materially from those reflected in the forward-looking statements. Actual results and outcomes could differ materially for a variety of reasons, including, among others: • the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition; • our ability to attract new clients and retain existing clients; • our ability to retain and attract key employees; • the impacts of the COVID-19 pandemic, including potential developments like the emergence of more transmissible or virulent coronavirus variants, and associated mitigation measures, such as restrictions on businesses, social activities and travel, on the economy, our clients and demand for our services; • risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in interest rates, inflation rates and currency exchange rates; • the economic or business impact of military or political conflict in key markets; • risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a challenging economy; • potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments; • developments from changes in the regulatory and legal environment for advertising and marketing services companies around the world, including laws and regulations related to data protection and consumer privacy; and • the impact on our operations of general or directed cybersecurity events. Investors should carefully consider the foregoing factors and the other risks and uncertainties that may affect our business, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and our other SEC filings. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any of them in light of new information, future events, or otherwise.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended September 30, 2023				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[2]	$ 376.8	$ (21.0)	$ 0.6		$ 397.2
Total (Expenses) and Other Income[3]	(37.3)			$ (12.1)	(25.2)
Income Before Income Taxes	339.5	(21.0)	0.6	(12.1)	372.0
Provision for Income Taxes	91.5	4.3	(0.2)	2.6	98.2
Equity in Net Loss of Unconsolidated Affiliates	(2.3)				(2.3)
Net Income Attributable to Non-controlling Interests	(2.0)				(2.0)
Net Income Available to IPG Common Stockholders	$ 243.7	$ (16.7)	$ 0.4	$ (9.5)	$ 269.5
Weighted-Average Number of Common Shares Outstanding - Basic	383.6				383.6
Dilutive effect of stock options and restricted shares	1.9				1.9
Weighted-Average Number of Common Shares Outstanding - Diluted	385.5				385.5
Earnings per Share Available to IPG Common Stockholders[4]:					
Basic	$ 0.64	$ (0.04)	$ 0.00	$ (0.02)	$ 0.70
Diluted	$ 0.63	$ (0.04)	$ 0.00	$ (0.02)	$ 0.70

[1] Primarily relates to losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 27.

[3] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[4] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

25

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Nine Months Ended September 30, 2023				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[2]	$ 875.8	$ (63.1)	$ 0.7		$ 938.2
Total (Expenses) and Other Income[3]	(91.7)			$ (20.4)	(71.3)
Income Before Income Taxes	784.1	(63.1)	0.7	(20.4)	866.9
Provision for Income Taxes	135.9	12.7	(0.3)	4.0	152.3
Equity in Net Loss of Unconsolidated Affiliates	(1.7)				(1.7)
Net Income Attributable to Non-controlling Interests	(11.3)				(11.3)
Net Income Available to IPG Common Stockholders	$ 635.2	$ (50.4)	$ 0.4	$ (16.4)	$ 701.6
Weighted-Average Number of Common Shares Outstanding - Basic	385.0				385.0
Dilutive effect of stock options and restricted shares	1.8				1.8
Weighted-Average Number of Common Shares Outstanding - Diluted	386.8				386.8
Earnings per Share Available to IPG Common Stockholders[4,5]:					
Basic	$ 1.65	$ (0.13)	$ 0.00	$ (0.04)	$ 1.82
Diluted	$ 1.64	$ (0.13)	$ 0.00	$ (0.04)	$ 1.81

[1] Primarily relates to losses on complete dispositions of businesses and the classification of certain assets as held for sale, as well as a loss related to the sale of an equity investment.

[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 27.

[3] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[4] Earnings per share amounts calculated on an unrounded basis.

[5] Basic and diluted earnings per share, both As Reported and Adjusted Results (Non-GAAP), includes a positive impact of $0.17 related to the settlement of U.S. Federal Income Tax Audits for the years 2017-2018.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

26

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2023	2022	2023	2022
Revenue Before Billable Expenses	$ 2,309.0	$ 2,296.2	$ 6,814.4	$ 6,898.9
Non-GAAP Reconciliation:				
Net Income Available to IPG Common Stockholders	$ 243.7	$ 251.8	$ 635.2	$ 640.8
Add Back:				
Provision for Income Taxes	91.5	76.4	135.9	209.2
Subtract:				
Total (Expenses) and Other Income	(37.3)	(10.4)	(91.7)	(80.5)
Equity in Net (Loss) Income of Unconsolidated Affiliates	(2.3)	2.5	(1.7)	3.3
Net Income Attributable to Non-controlling Interests	(2.0)	(5.7)	(11.3)	(9.4)
Operating Income	376.8	341.8	875.8	936.6
Add Back:				
Amortization of Acquired Intangibles	21.0	20.2	63.1	62.6
Adjusted EBITA	$ 397.8	$ 362.0	$ 938.9	$ 999.2
Adjusted EBITA Margin on Revenue before Billable Expenses %	17.2 %	15.8 %	13.8 %	14.5 %
Restructuring Charges[1]	(0.6)	(5.8)	(0.7)	0.7
Adjusted EBITA before Restructuring Charges	$ 397.2	$ 356.2	$ 938.2	$ 999.9
Adjusted EBITA before Restructuring Charges Margin on Revenue before Billable Expenses %	17.2 %	15.5 %	13.8 %	14.5 %

[1] Net restructuring charges were $(0.6) for the third quarter of 2023 and $(0.7) for the nine months ended September 30, 2023, which represent adjustments to our 2022 and 2020 restructuring actions. Net restructuring charges of $(5.8) for the third quarter of 2022 and $0.7 for the nine months ended September 30, 2022, which represent adjustments to our restructuring actions taken in 2020.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

27

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended September 30, 2022				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Gain on Business Dispositions[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$ 341.8	$ (20.2)	$ 5.8		$ 356.2
Total (Expenses) and Other Income[4]	(10.4)			$ 15.1	(25.5)
Income Before Income Taxes	331.4	(20.2)	5.8	15.1	330.7
Provision for Income Taxes	76.4	4.2	(1.8)	0.1	78.9
Equity in Net Income of Unconsolidated Affiliates	2.5				2.5
Net Income Attributable to Non-controlling Interests	(5.7)				(5.7)
Net Income Available to IPG Common Stockholders	$ 251.8	$ (16.0)	$ 4.0	$ 15.2	$ 248.6
Weighted-Average Number of Common Shares Outstanding - Basic	390.6				390.6
Dilutive effect of stock options and restricted shares	3.5				3.5
Weighted-Average Number of Common Shares Outstanding - Diluted	394.1				394.1
Earnings per Share Available to IPG Common Stockholders[5]:					
Basic	$ 0.64	$ (0.04)	$ 0.01	$ 0.04	$ 0.64
Diluted	$ 0.64	$ (0.04)	$ 0.01	$ 0.04	$ 0.63

[1] Restructuring charges of $(5.8) in the third quarter of 2022 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Primarily relates to a cash gain in the third quarter of 2022 related to the sale of an equity investment, as well as gains on dispositions of businesses and the classification of certain assets as held for sale.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 27.

[4] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[5] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

28

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Nine Months Ended September 30, 2022				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Losses on Business Dispositions[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$ 936.6	$ (62.6)	$ (0.7)		$ 999.9
Total (Expenses) and Other Income[4]	(80.5)			$ 4.5	(85.0)
Income Before Income Taxes	856.1	(62.6)	(0.7)	4.5	914.9
Provision for Income Taxes	209.2	12.7	(0.2)	0.1	221.8
Equity in Net Income of Unconsolidated Affiliates	3.3				3.3
Net Income Attributable to Non-controlling Interests	(9.4)				(9.4)
Net Income Available to IPG Common Stockholders	$ 640.8	$ (49.9)	$ (0.9)	$ 4.6	$ 687.0
Weighted-Average Number of Common Shares Outstanding - Basic	392.7				392.7
Dilutive effect of stock options and restricted shares	3.5				3.5
Weighted-Average Number of Common Shares Outstanding - Diluted	396.2				396.2
Earnings per Share Available to IPG Common Stockholders[5]:					
Basic	$ 1.63	$ (0.13)	$ 0.00	$ 0.01	$ 1.75
Diluted	$ 1.62	$ (0.13)	$ 0.00	$ 0.01	$ 1.73

[1] Restructuring charges of $0.7 in the first nine months of 2022 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Primarily includes a cash gain in the first nine months of 2022 related to the sale of an equity investment, partially offset by a non-cash loss related to the deconsolidation of a previously consolidated subsidiary in which we maintain an equity investment, as well as losses on dispositions of businesses and the classification of certain assets as held for sale.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 27.

[4] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[5] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

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